Exhibit 3.35
CERTIFICATE OF AMENDMENT
TO THE RESTATED
CERTIFICATE OF INCORPORATION
OF
CORECOMM HOLDCO, INC

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

               CoreComm Holdco, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
               FIRST: Part A of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended to include a new second paragraph to read as follows:
“Upon filing of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), every one (1) share of Common Stock outstanding immediately prior to the Effective Time shall be automatically reclassified and continue (the “Stock Split”), without any action on the part of the stockholder thereof, as 876 2773 shares of Common Stock, par value $0.01 per share. The Corporation shall not issue fractional shares on account of this Stock Split. The Corporation will round any such fractional shares up to the nearest whole number of shares. At the Effective Time, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate increased number of shares of Common Stock without any action on the part of the stockholder thereof.”
               SECOND: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth the above-mentioned amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The sole stockholder of the Corporation entitled to vote thereon duly approved said amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:35 AM 12/17/2001 010648034 — 3067897

     IN WITNESS WHEREOF, CoreComm Holdco, Inc. has caused this Certificate to be duly executed in its corporate name this 17th day of December, 2001.

CORECOMM HOLDCO, INC.
By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch
	Title:	Senior Vice President